CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made to be effective on and as of April 24, 2000 (the "Effective Date") by and between CAPITAL RESERVE CORPORATION (the "Company"), a Colorado corporation, with its executive offices at 335 25th Street, S.E., Calgary, Alberta, Canada T2A 7H8 and W. Scott Lawler ("Consultant").

RECITALS

1. The Company wishes to assure itself of the services of Consultant for the period provided in this Agreement.

2. Consultant is willing to serve in the employ of the Company for said period.

OPERATIVE PROVISIONS

In consideration of the above recitals, which are incorporated into and are a material part of the operative provisions of this Agreement, and of the promises, covenants and conditions stated herein, the Company and Consultant agree as follows:

1. POSITION AND RESPONSIBILITIES.

1.1 During the period of Consultant's employment hereunder, Consultant agrees to serve as General Counsel for the Company. Consultant shall render legal services to the Company, and shall have such responsibilities, duties and authority, as may from time to time be assigned to the Consultant by the Company's Board of Directors (the "Board") and will devote all such time and activity as will be required diligently to satisfy such responsibilities, which is roughly estimated to be one-half of Consultant's professional time. The Consultant may, however, engage in other activities and endeavors (such as venture capital financing or legal advice) as he may elect, so long as such activities do not (i) directly compete with the Company or (ii) require more than ninety (90) hours per month.

1.2 In connection with the Consultant's engagement by the Company, the Consultant shall be based at the principal executive offices of the Company in Calgary, Alberta Canada except for required travel on the Company's business and as may be agreed to by and between the Company and the Consultant.

1.3 The Company shall furnish the Consultant with office space and secretarial and such other facilities and services as shall be suitable to the Consultant's position and necessary for the performance of his duties as set forth in Section 1.1 hereof.

2. TERM

2.1 The period of Consultant's employment under this Agreement shall be deemed to have commenced on the Effective Date and shall continue for a period of two (2) full years thereafter. At the end of this two-year period, the Consultant shall have the option to extend this Agreement for one (1) additional year. At the end of the aggregate three-year period, this Agreement shall be automatically renewed for consecutive one year renewal terms unless the Company provides written notice of non-renewal at least one hundred twenty (120) days prior to the end of the initial three year period; or, if renewed for one or more one-year renewal periods, written notice of non-renewal must be given by Consultant or the Company not less than ninety (90) days prior to the end of the then current renewal period. Any notice of non-renewal given with less than these number of days shall result in the automatic renewal of this Agreement.

2.2 During the term hereof, and any extensions of such term, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Consultant shall devote approximately one-half of Consultant's business time, attention, skill, and efforts to the faithful performance of Consultant's duties hereunder; provided, however, that, with approval, from time to time, Consultant may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with the Company. No provision of this Agreement will be construed to be deemed to prevent Consultant from making personal investments which do not involve business enterprises competitive with the business of the Company.

3. COMPENSATION BENEFITS AND REIMBURSEMENT.

3.1 The compensation specified under this Agreement shall constitute the salary and benefits paid for Consultant's performance of the duties described in Article 1. The Company shall pay Consultant as compensation a salary of not less than $75,000 per year ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Consultant under a deferred compensation plan that may be maintained by the Company. During the period of this Agreement, Consultant's Base Salary shall automatically increase by ten percent (10%) at each anniversary hereof, which increased amount shall then become the Base Salary.

3.2 (a) As a further inducement to Consultant to enter into this Agreement and to relocate to Calgary, Alberta, Canada, to work at the Company's facilities in Calgary, the Company has purchased a home for the Consultant's personal use located at the address indicated in Section 17 below (the Residence). The purchase price of the Residence was $541,241. The Consultant has provided the Company with $167,842 towards the downpayment and closing costs associated with the purchase of the home. The Consultant agrees to make all monthly mortgage payments owed on the Residence, which is currently $2,636. The subject mortgage has a variable interest rate and was in the original amount of $384,554 amortized over 25 years. On May 1, 2005, the loan can either be repaid or renewed with the interest rate converted to the then prevailing rate. The Consultant also agrees to make all payments for property taxes, property insurance and maintenance associated with the Residence.

(b) The funds provided by the Consultant referred to in subsection (a) above were in the form of a subscription for 167,842 shares of the Company's common stock at the purchase price of $1.00 per share. The shares were issued pursuant to the exemption from registration found in Rule 506 promulgated by the SEC under the Securities Act of 1933. The Consultant has the option of acquiring title to the Residence (and all resulting gains or losses) by: (i) assuming or paying off the aforementioned mortgage; and (ii) surrendering to the Company all of the 167,842 shares of common stock referred to in this subsection (b).

(c) The Company shall not at any time during the term of the Consultant's employment with the Company sell, transfer or otherwise assign ownership to the Residence to any third party except with the prior written consent of the Consultant.

(d) In the event that the Consultant resigns or this Agreement is terminated, then the Consultant shall have the right to elect to purchase the Residence pursuant to the terms set forth in subsection (b) above of this Section 5.1. If the Consultant desires to exercise such right, he shall, no later than ninety (90) days from the date of his resignation or termination of this Agreement, as the case may be, provide the Company with written notice of his election to purchase the Residence. The Consultant shall then have an additional thirty (30) days from the end of such ninety (90) day period to effect the purchase in accordance with the terms of subsection 5.1(b).

(e) In the event that the Consultant does not so elect to the purchase the Residence, or does not effect such purchase, each as described above in subsection 5.1(d), then the Company shall have the right to sell or maintain the Residence for its own purposes, as it deems appropriate. If thereafter the Company elects to sell the Residence, the Company shall receive any and all gains (and/or losses) from such sale, less the cost of any pre-approved improvements to the property paid for by the Consultant which shall be paid to Consultant from the proceeds of the sale of the Residence. If the Company does not sell the Residence within ninety (90) days from the latest date that the Consultant could have elected to purchase the Residence, then the Company shall reimburse the Consultant for the cost of all pre-approved improvements to the property on such ninetieth (90th) day.

3.3 The Company shall maintain in full force and effect, and the Consultant shall be entitled to continue to participate in, (i) all employee benefit plans and arrangements (including without limitation any retirement plan, supplemental and excess retirement plan, annual and long-term incentive compensation plan, stock option and purchase plan, group life plan, disability plan, medical plan and dental plan) in effect on the date hereof in which the Consultant participates or any other plans which the Company may implement during the term hereof and any extensions of such term or (ii) plans or arrangements of the Company providing the Consultant with at least equivalent benefits thereunder; provided, however, that the Company shall not make any changes in such plans or arrangements or the benefits thereunder (including termination of such plans or arrangements) unless such changes occur pursuant to a program applicable to all executives or employees of the Company and do not result in a proportionately greater reduction in the rights of or benefits to the Consultant as compared with any other executive or key management employee of the Company. The Consultant shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees (other than the Stock Incentive Plan as defined in the Organization Agreement), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. No amount paid to the Consultant under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Consultant pursuant to subsection (a) of this Section. Any payments or benefits payable to the Consultant hereunder in respect of any calendar year during which the Consultant is employed by the Company for less that the entire year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

3.4 The Company will not, without Consultant's prior written consent, make any changes in benefit plans, arrangements or perquisites which would adversely affect Consultant's rights or benefits thereunder unless otherwise required by law; provided, however, that the Company may materially reduce or modify benefits and perquisites generally provided to employees on a nondiscriminatory basis and any such reduction shall not constitute a breach of this Agreement.

3.5 The Company shall pay or reimburse Consultant for all reasonable travel, and other reasonable expenses incurred by Consultant in performance of Consultant's obligations under this Agreement.

3.6 The Consultant shall be entitled to three (3) weeks paid vacation in each year of this Agreement, and to compensation in respect of earned but unused vacation days. The Consultant shall also be entitled to all paid holidays and personal days given by the Company to its employees.

4. STOCK OPTIONS.

4.1 The Company shall award the Consultant with stock options for as the Board of Directors may direct but in no event in an amount no less than 100,000 shares every year commencing with the execution of this Agreement. The options shall be subject to the standard terms and conditions of stock option plans adopted by the Company.

5. TERMINATION.

5.1 This Agreement may be terminated only under the following circumstances:

(a) Death. The Consultant's employment hereunder shall terminate upon his death.

(b) Cause. Either party shall have the right to terminate this Agreement for cause. "Termination for Cause" for the Company shall mean termination because of the Consultant's material failure or willful neglect to perform Consultant's stated duties and failure to cure such material failure or willful neglect within ten (10) days after delivery of written notice specifying the alleged material failure or willful neglect, conviction of a felony or any other willful or material breach of this Agreement. For purposes of this Article, no act, or the failure to act, on Consultant's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or its affiliates. "Termination for Cause" for Consultant shall mean termination because of Company's material failure to perform the terms of this Agreement.

(c) Termination by the Consultant. The Consultant may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) the breach by the Company in any material respect of any material provision of this Agreement (including, but not limited to, the provisions of Sections 3) which breach has not been cured within ten (10) days after notice of such noncompliance has been given by the Consultant to the Company, or (B) any purported termination of the Consultant's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6.1 hereof (and for purposes of this Agreement no such purported termination shall be effective).

(d) Disability. If, as a result of Consultant's inability to perform substantially all of his duties hereunder by reason of a physical or mental disability or infirmity (i) for a continuous period of two (2) full months or (ii) at such earlier time as the Consultant submits satisfactory medical evidence that he has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of his work duties for two months or longer (a "Disability"), the Company may terminate this Agreement. The date of such Disability shall be the last day of such two-month period or the day on which the Consultant submits such satisfactory medical evidence, as the case may be.

6. NOTICE.

6.1 Notice of Termination. Any purported termination of this Agreement by the Company or by the Consultant (other than termination pursuant to subsection (a) of Section 5.1) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provision so indicated.

6.2 Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated by the death of Consultant, the date of his death, (ii) if this Agreement is terminated pursuant to subsection (d) of Section 5.1 above, the date of disability referred to in said subsection and (iii) if this Agreement is terminated pursuant to subsections (b) or (c) of Section 5.1 above, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgement, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

7. POST-TERMINATION OBLIGATIONS.

7.1 The obligation of Company to make all payments and provide all benefits to Consultant under the applicable provisions of this Agreement shall be subject to Consultant's compliance with Article 7.2 during the term of this Agreement and for two (2) full years after the expiration or termination thereof.

7.2 Consultant shall, upon reasonable notice furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation or governmental investigation in which it or any of its subsidiaries or affiliates, is, or may become, a party. Consultant shall not be entitled to any additional compensation for furnishing such information and assistance but shall be entitled to be reimbursed for all expenses reasonably incurred thereby.

8. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

8.1 In the event of either the death of the Consultant or the termination of this Agreement pursuant to Section 5.1(d), the Company shall pay to the Consultant or the Consultant's personal representatives, as soon as reasonably practicable thereafter, any Base Salary and incentive compensation accrued and unpaid on the occurrence of such event, plus for the succeeding twelve (12) months after such event the sum of 100% of the Consultant's then-current Base Salary and incentive compensation.

8.2 If this Agreement shall be terminated by the Company for Cause or by the Consultant for other than Good Reason, the Company shall pay the Consultant his full base salary and accrued and unpaid incentive compensation through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Consultant under this Agreement.

8.3 If in breach of this Agreement, the Company shall terminate this Agreement (it being understood that a purported termination for Disability or for Cause which is disputed and finally determined by a court of competent jurisdiction not to have been proper shall be a termination by the Company in breach of this Agreement), or if the Consultant shall terminate his employment for Good Reason, then, within 30 days of such termination:

(a) the Company shall pay the Consultant his full Base Salary and accrued and unpaid incentive compensation through the Date of Termination is given and all other unpaid amounts, if any, to which the Consultant is entitled as of the Date of Termination under any compensation plan or program of the Company at the time such payments are due; and

(b) the Company shall pay all other damages to which the Consultant may be entitled as a result of such breach, including damages for any and all loss of benefits to the Consultant under any of the Company's employee benefit plans in effect at the time of such termination which the Consultant would have received if the Company had not breached this Agreement and had this Agreement continued for the full term provided in Section 2 hereof, and including all legal fees and expenses incurred by him as a result of such termination, including the fees and expenses of enforcing the terms of this Agreement.

8.4 Unless the Consultant is terminated for Cause, the Company shall maintain in full force and effect, for the continued benefit of the Consultant or his personal representatives for twelve (12) months, all employee benefit plans and programs in which the Consultant was entitled to participate immediately prior to the Date of Termination provided that the Consultant's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Consultant's participation in any such plan or program is barred or any of such plans have been discontinued by the Company, the Company shall arrange to provide the Consultant with benefits substantially equivalent to those which the Consultant would otherwise have been entitled to receive under such plans and programs.

9. CONFIDENTIALITY AND INTELLECTUAL PROPERTY.

9.1 As used herein "Confidential Information" shall mean all information concerning Company, and its business of providing related services (collectively the "Business") which information is not generally available to the public and is valuable to the business of Company, including, but not limited to, customer lists, customer information, business relationships, trade secrets, technical know-how, processes, methods, techniques, procedures, expertise, software programs, data bases, documentation, financial data, personnel information, marketing strategies and programs, and pricing information, and all other data and information treated by Company as Confidential Information. Confidential Information shall not include any information or data which (1) is available to the public, (2) becomes public information or widely known through no fault of Consultant.

9.2 Consultant acknowledges that during the course of Consultant's employment with the Company, Consultant will have learned or developed in trust and confidence Confidential Information owned by the Company. At all times during Consultant's employment with the Company and after the termination thereof, Consultant shall maintain the Confidential Information in strict confidence and shall not divulge the Confidential Information to any person, corporation or other entity, or use in any manner, or knowingly allow another to have access to the Confidential Information.

9.3 Consultant agrees that, except as required in the performance of Consultant's duties, Consultant will not, at any time during Consultant's employment or any time after the termination of Consultant's employment, use, publish, or otherwise disclose in any way to any person, firm or corporation any Confidential Information of Company, or of any other party to which Company owes an obligation of confidence, and which has not become a part of the public domain through no fault of Consultant.

9.4 All notes, reports, studies, data, computer printouts, financial information, business plans, analysis, or other documents created by or given to Consultant during employment concerning or related to Company's Business in all media forms, and whether or not containing or relating to Confidential Information, are the property of the Company and will be promptly delivered to Company upon the termination of Consultant's employment.

9.5 Consultant agrees that, at all times Consultant's employment with Company and for a period of two (2) years thereafter, Consultant shall not directly or indirectly attempt to hire any employee of the Company or to induce any employee of Company to terminate his or her employment with Company.

9.6 Consultant recognizes and affirms that in the event of breach by Consultant of any of the provisions of this Article 9, money damages would be inadequate and Company would have no adequate remedy at law. Accordingly, Consultant agrees that Company shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Consultant obligations under this Article 9 not only by an action or actions for damages, but also by an action or actions for specific performance. injunction and/or other equitable relief to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of the Article 9.

9.7 If any of the provisions of Article 9 of this Agreement are adjudicated to be excessively broad as to: (1) geographic area, (2) the nature of the business activity involved, (3) duration in time, or (4) any other attribute, the parties authorize the court construing the same to modify the excessively broad provisions to such limited extent as is reasonable, given the original express of intent of the parties, and to enforce the restriction as modified or to eliminate the restriction if it cannot be reasonably modified. Any provisions of this Agreement not so modified or eliminated shall remain in bill force and effect.

9.8 Consultant agrees that, except as otherwise required by law, Consultant will not at any time without the prior consent of Company discuss or otherwise divulge to any person or entity other than Consultant's legal counsel any opinion, information, evidence or testimony which Consultant is to offer in any litigation, arbitration, or other adversarial proceeding in which the Company, its interests or the interests of its shareholders are directly or indirectly involved. If Consultant is contacted by or approached by any person or entity to discuss or disclose any such matters, Consultant will immediately report the occurrence to Company. If Consultant is served with legal process of any kind which requires Consultant to disclose any such matters, Consultant will immediately report such service to Company, provide Company with copies of the process, and decline to respond to the process until: (1) the last date permitted for response to the process, or (2) Company's counsel shall have determined how to proceed in the Company's best interest, whichever event shall first occur. The covenants given by Consultant under this Article 9 will survive the termination of Consultant's employment.

10. SOURCE OF PAYMENTS.

Subject to the provisions of Article 12, all payments provided in this Agreement shall be timely paid in cash or by check from the general funds of the Company or any successor of the Company in US funds.

11. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between Company or any predecessor of the Company and Consultant, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Consultant of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean (1) that Consultant is subject to receiving fewer benefits than those available to Consultant without reference to this Agreement, or (2) that the benefits available to Consultant will be paid or provided on terms and conditions other than those stated in the individual benefit plans and policies.

12. NO ATTACHMENT.

12.1 Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

12.2 This Agreement shall be binding upon, and inure to the benefit of, Consultant and the Company and their respective successors and assigns.

13. MODIFICATION AND WAIVER.

13.1 This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto.

13.2 No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14. SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15. HEADINGS FOR REFERENCE ONLY.

The headings of articles and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. GOVERNING LAW

This Agreement is entered into in the County of Los Angeles, State of California, and it shall be governed by and be construed under the laws of the State of California, without regard to the choice of law principles of that state. In the event of any dispute between the parties with respect to this Agreement or the performance of the parties' obligations thereunder, such dispute shall be instituted and prosecuted in the courts of Los Angeles County, California, and the parties hereby consent to the justification of such courts, and waive any fights they may have to a change of venue

17. NOTICES.

Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile, or if mailed, two days after the date of mailing, as follows:

If to Company to: Capital Reserve Corporation	335 25th Street, S.E. Calgary, Alberta T2A 7H8 Canada

If to Consultant to: W. Scott Lawler	836 McKenzie Lake Bay, S.E.
Calgary, Alberta T2Z 2J3 Canada

18. ASSIGNMENT.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties, and their respective successors, assigns, heirs and representatives. Notwithstanding the foregoing, however, Consultant may not assign any of Consultant's rights, or delegate any of Consultant's duties, hereunder without the prior written consent of Company. Company may assign this Agreement upon notice to Consultant without securing Consultant's prior written consent in connection with any sale of substantially all of Company's assets or if Company merges into or consolidates with another business entity.

19. ARBITRATION OF DISPUTES.

a. JAMS Arbitration. All Arbitration Claims (defined below) between the parties shall be resolved by submission to final and binding arbitration at the Los Angeles, California offices of Judicial Arbitration & Mediation Services, Inc (JAMS). The parties may agree on a retired judge from the JAMS panel. If they are unable to agree, JAMS will provide a list of three available judges and each party shall strike one. The remaining judge shall serve as the arbitrator for purposes of resolving such dispute. The parties agree that arbitration must be initiated within 60 days after a party delivers a notice of intention to arbitrate pursuant to Paragraph 25(b)) below.

b. Initiation of Arbitration: Submission Agreement. Any party to this Agreement may initiate arbitration of a dispute subject to this Paragraph, by sending written notice of an intention to arbitrate by registered or certified mail to all other parties and to JAMS. The notice shall contain a description of the Arbitration Claim(s) asserted by the party, the amount involved and the remedy sought. In the event a demand for arbitration is made by any party to this Agreement, the parties agree to execute a Submission Agreement provided by JAMS, in a form customarily used by JAMS, setting forth (i) the rights of the parties if the matter is arbitrated and (ii) the rules and procedures to be followed at the arbitration hearing. Notwithstanding anything to the contrary contained in this Agreement, each party shall bear its own legal, consulting and expert witness fees in connection with any arbitration proceeding under this Paragraph.

c. One-Year To Initiate Arbitration Claim. The parties agree that arbitration must be initiated within one year after the occurrence of the events on which any Arbitration Claim is based, and a party's failure to initiate arbitration within such one-year period constitutes an absolute bar to the institution of any new proceedings.

d. "Arbitration Claim" Defined. For purposes of this Agreement, "Arbitration Claims" shall mean any contract, tort, statutory or other claim, demand, cause of action or dispute asserted by any party to this Agreement against any other party to this Agreement, arising out of or related to (i) this Agreement or any modification, amendment or supplement thereof, or (ii) the relationship between the parties as created hereunder.

c. Intent of the Parties- Adequate Consideration. By this provision, it is the intent of the parties to establish procedures to accomplish the informal and inexpensive resolution of any Arbitration Claim between the parties without resort to litigation. The parties agree that their mutual, binding promises to arbitrate any Arbitration Claim between them represent valuable and adequate consideration for the enforceability of this provision.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR WRY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE OWING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED OR PROVIDED FOR IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER CALIFORNIA LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

Company's Initials Consultant's Initials

The Company and Consultant have executed this Agreement to be effective on and as of the Effective Date given herein above.

CONSULTANT	CAPITAL RESERVE CORPORATION, a Colorado corporation

By: /s//Sharon Patmore
W. SCOTT LAWLER	Name: Sharon Patmore Title: Secretary and Director